Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES THIRD QUARTER 2022 BUSINESS UPDATE

MIAMI (September 30, 2022) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides third quarter 2022 business update.

•U.S. GAAP net loss of $770 million and adjusted net loss of $688 million for the third quarter of 2022.
•Adjusted EBITDA for the third quarter of 2022 was over $300 million, turning positive for the first time since the resumption of guest cruise operations and marking a significant milestone.
•Revenue increased by nearly 80% in the third quarter of 2022 compared to second quarter 2022, reflecting continued sequential improvement.
•Occupancy in the third quarter of 2022 increased 15 percentage points from the prior quarter.
•Since the announcement of the company’s relaxed protocols in mid-August, aligning the company towards land-based vacation alternatives, booking volumes for all future sailings are considerably higher than strong 2019 levels.
•Third quarter 2022 ended with $7.4 billion of liquidity, including cash and borrowings available under the company’s revolving credit facility.

Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein commented, “The well-being of the Caribbean region, Florida and other states still in the path of Hurricane Ian is very important to us. On behalf of Carnival Corporation, I would like to extend our deepest concern for those affected by Hurricane Ian and Fiona, some of whom are our own employees, travel agent partners, destination communities and loyal guests.”

Weinstein noted, “During our third quarter our business continued its positive trajectory, achieving over $300 million of adjusted EBITDA and reaching nearly 90% occupancy on our August sailings. We are continuing to close the gap to 2019 as we progress through the year, building occupancy on higher capacity and lower unit costs.”

Weinstein continued, “Since announcing the relaxation of our protocols last month, we have seen a meaningful improvement in booking volumes and are now running considerably ahead of strong 2019 levels. We expect to further capitalize on this momentum with renewed efforts to generate demand. We are focused on delivering significant revenue growth over the long-term, while taking advantage of near-term tactics to quickly capture price and bookings in the interim.”

Weinstein added, “With a transformed fleet, an unmatched portfolio of well recognized brands, unparalleled scale in an under-penetrated industry and an incredibly talented global team, we have the ability to drive durable revenue growth through pricing improvements over time. We believe this will provide significant free cash flow and accelerate our return to strong profitability and investment grade credit ratings.”

Third Quarter 2022 Results and Statistical Information

•Revenue increased by nearly 80% in the third quarter of 2022 compared to second quarter 2022, reflecting continued sequential improvement. For the cruise segments, revenue per passenger cruise day (“PCD”) for the third quarter of 2022 decreased compared to a strong 2019.
•Onboard and other revenue per PCD for the third quarter of 2022 increased significantly compared to a strong 2019.
•PCDs for the third quarter of 2022 were 17.7 million, representing a 55% increase from the prior quarter.
•Occupancy in the third quarter of 2022 increased 15 percentage points from the prior quarter.
•Available lower berth days (“ALBD”) for the third quarter of 2022 were 21.0 million, which represents 92% of total fleet capacity, increasing from 74% in the second quarter of 2022.
•Adjusted EBITDA for the third quarter of 2022 was over $300 million, turning positive for the first time since the resumption of guest cruise operations and marking a significant milestone.

Total customer deposits were $4.8 billion as of August 31, 2022, approaching the $4.9 billion as of August 31, 2019, which was a record third quarter. New bookings during the third quarter of 2022 primarily offset the historical third quarter seasonal decline in customer deposits ($0.3 billion decline in the third quarter of 2022 compared to $1.1 billion decline for the same period in 2019).

Guest Cruise Operations

Weinstein noted, “With our return to guest cruise operations essentially complete, we are now relentlessly focused on driving top line growth and returning to strong profitability. We believe the strategic changes we have already made to our fleet resulting in a younger and more efficient fleet, coupled with our recent portfolio optimization efforts including COSTA® by CARNIVAL®, will provide strong tailwinds along our path to profitability.”

As of September 30, 2022, approximately 95% of the company’s capacity is serving guests. The company expects eight of its nine brands will have their entire fleet serving guests by the end of the fourth quarter of 2022. Given Costa Cruises’ significant presence in Asia, particularly China, which remains closed to cruising, the brand continues to evaluate deployment options and fleet optimization alternatives beyond the previously announced transfers of Costa Luminosa to Carnival Cruise Line as well as Costa Venezia and Costa Firenze to the COSTA® by CARNIVAL® concept.

Based on the evolving nature of COVID-19 and the company’s ongoing collaboration with local and national public health authorities, the company’s brands continue to responsibly relax their COVID-19 related protocols (“relaxed protocols”) aligning the company towards land-based vacation alternatives. This generally includes greatly reduced or eliminated testing requirements and significantly broadens the demand pool by welcoming unvaccinated guests. These relaxed protocols generally became effective throughout September and are subject to local destination regulations.

The company saw a continuation of its 2022 sequential improvement in adjusted cruise costs excluding fuel per ALBD in constant currency (see “Non-GAAP Financial Measures” below) in the third quarter of 2022 and expects to see continued improvement in the fourth quarter of 2022 with a low double-digit increase as compared to the fourth quarter of 2019 driven in part by higher advertising expense to drive 2023 revenue. While the company’s year-to-date adjusted cruise costs excluding fuel per ALBD during 2022 has benefited from the sale of smaller-less efficient ships and the delivery of larger-more efficient ships, this benefit is offset by a portion of its fleet being in pause status for part of the year, restart related expenses, an increase in the number of dry dock days, the cost of maintaining enhanced health and safety protocols, inflation and supply chain disruptions. The company anticipates that many of these costs and expenses will end in 2022.

Given the seasonality of its business, the company expects a net loss and breakeven to slightly negative adjusted EBITDA for the fourth quarter ending November 30, 2022. Having achieved over $300 million adjusted EBITDA in the third quarter, the company anticipates positive adjusted EBITDA for the second half of 2022 despite the seasonality of its business and the increasing investment in advertising to drive yields in 2023. Additionally, on a year-over-year basis, the company expects improvement in adjusted EBITDA and occupancy, with occupancy returning to historical levels during 2023.

Bookings

Booking volumes for all future sailings during the third quarter of 2022 saw a continuation of the accelerated booking volumes during the second quarter of 2022, closing the gap to strong 2019 levels. Since the announcement of the company’s relaxed protocols in mid-August, aligning the company towards land-based vacation alternatives, booking volumes for all future sailings are considerably higher than strong 2019 levels. (The company’s current booking trends will be compared to booking trends for 2019 sailings as it is the most recent full year of guest cruise operations.)

Cumulative advance bookings for the fourth quarter of 2022 are below the historical range and at lower prices, primarily due to future cruise credits (“FCCs”), as compared to 2019 sailings.

Cumulative advance bookings for full year 2023 are slightly above the historical average and at considerably higher prices, as compared to 2019 sailings, normalized for FCCs.

Financing and Capital Activity

During the third quarter of 2022, the company completed a $1.15 billion public equity offering of its common stock. The company expects to use the net proceeds from the offering for general corporate purposes, which could include addressing 2023 debt maturities. In addition, the company invested $0.5 billion in capital expenditures, repaid $0.4 billion of debt principal and incurred $0.4 billion of interest expense, net during the quarter. The company ended the third quarter of 2022 with $7.4 billion of liquidity, including cash and borrowings available under the revolving credit facility.

Additionally, the company exchanged $339 million in aggregate principal amount of its outstanding Convertible Senior Notes due 2023 (the “Existing Notes”) for the same amount of Convertible Senior Notes due 2024 (the “New Notes”), extending maturities at the existing rate of 5.75%. The New Notes have the same initial conversion price as the Existing Notes, representing no dilution to shareholders at scheduled maturity versus the Existing Notes, the same coupon and no upfront cost to the company.

Sustainability

Carnival Chief Maritime Officer William Burke noted, “We recently completed successful pilots using biofuels which demonstrate continued innovation in our commitment to decarbonization. In addition, we are working aggressively toward our 2030 carbon reduction goals through the technology upgrades currently being rolled out, investing in port and destination projects and even more focus on itinerary optimization across the portfolio while realizing the benefit of our fleet optimization efforts, which combine to drive down our carbon footprint, fuel consumption and cost. This reinforces our commitment to maintaining excellence in compliance, protecting the environment and the health, safety and well-being of our guests, employees and the communities we touch and serve.”

AIDA Cruises and Holland America Line achieve milestones in their decarbonization strategies through initiating use of biofuels

In July 2022, AIDA Cruises piloted its use of biofuels when AIDAprima became the first larger-scale cruise ship to be powered with a blend of marine biofuel, which is made from 100% sustainable raw materials, and marine gas oil. In addition, Holland America Line recently completed two pilots on Volendam, one using a blend of marine biofuel and another using 100% biofuel, becoming the first larger-scale cruise ship to be powered 100% by biofuel. The certified biofuels used in these pilots offer environmental benefits compared to using fossil fuels alone, through their lifecycle CO2 reductions. They can be used in currently installed ship main engines without modifications to the engine or fuel infrastructure, including on ships already in service.

Global fleet upgrades will improve energy and fuel efficiency and support sustainability goals

In August 2022, the company announced the global rollout of Service Power Packages, a comprehensive set of technology upgrades, which will be implemented over the next several years across a portion of the fleet. These upgrades include the following elements designed to reduce both fuel usage and greenhouse gas emissions while also contributing to cost savings:

•Comprehensive upgrades to each ship’s hotel HVAC systems
•Technical systems upgrades on each ship
•State-of-the-art LED lighting systems
•Remote monitoring and maintenance of energy usage and performance

The Service Power Package upgrades are part of the company’s ongoing energy efficiency investment program, in which the company has invested over $350 million in energy efficiency improvements since 2016, and are expected to further improve energy savings and reduce fuel consumption across the company’s nine cruise brands. Upon completion, these upgrades are expected to generate approximately $150 million in annual fuel cost savings by delivering an average of 5-10% fuel savings per ship. These investments, along with the company’s fleet optimization and recently launched itinerary reviews, are expected to drive a 10% reduction in fuel consumption per ALBD in 2023, along with a 9% reduction in carbon emissions per ALBD on an annualized basis, both as compared to 2019. This multi-year program will also contribute to carbon emission reductions in 2024 and beyond, ultimately advancing the company’s 2030 sustainability goals.

Other Recent Highlights

•Seabourn took delivery of Seabourn Venture, the line’s first purpose-built ultra-luxury expedition ship.
•Carnival Cruise Line’s booking activity for Monday, August 15 nearly doubled the level for the equivalent day in 2019 after announcing the relaxed protocols.
•Carnival Cruise Line received the 2022 Seatrade Cruise Award in the Investment in People Award category for their DEI, Learning and Community initiatives.
•Carnival continues to lead in destination port development including Carnival Cruise Line’s recently announced economic opportunities for its Grand Bahama Cruise Port Development, which is opening in late 2024 and will generate an estimated 1,000 local jobs.
•Holland America Line launched its “See the World from Your Doorstep” campaign, highlighting the cruise line’s leadership in longer duration round-trip cruises from U.S. homeports, as it sees a higher interest for these kinds of voyages.
•Carnival Corporation released its 12th annual sustainability report, detailing the key initiatives and progress made in 2021 toward its 2030 sustainability goals and 2050 aspirations.

Selected Forecast Information

Available Lower Berth Days (“ALBDs”)

The company’s ALBD forecast consists of contracted new ships, announced sales and planned restart schedule.

	Actuals			Forecast	Full Year 2022
(in millions)	1Q 2022	2Q 2022	3Q 2022	4Q 2022
ALBDs	13	17	21	22	73

Fuel

The company’s fuel consumption forecast for the remainder of the year is 724 thousand metric tons. The blended spot price for fuel is currently $675 per metric ton.

Depreciation and Amortization

The company’s depreciation and amortization forecast for the remainder of the year is $0.6 billion. The 2022 full year forecast, which includes year-to-date actuals, is $2.3 billion.

Interest Expense, Net of Capitalized Interest

The company’s interest expense, net of capitalized interest forecast for the remainder of the year is $0.4 billion. The 2022 full year forecast, which includes year-to-date actuals, is $1.6 billion.

Outstanding Debt Maturities

As of August 31, 2022, the company’s outstanding debt maturities are as follows:

(in billions)	2022	2023	2024	2025
Principal payments on outstanding debt (a)	$1.0	$2.4	$2.3	$4.3

(a)Excludes the revolving credit facility. As of August 31, 2022, borrowings under the revolving credit facility were $2.7 billion, which mature in 2024.

Refer to Financial Information within the Investor Relations section of the corporate website for further details on its Debt Maturities, which will be available upon filing the Form 10-Q: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Capital Expenditures

The company’s annual capital expenditure forecast, which includes year-to-date actuals for 2022, is as follows:

(in billions)	2022		2023	2024	2025
Contracted newbuild	$4.1	(a)	$2.3	$1.5	$0.9
Non-newbuild	1.1		1.9	2.0	2.0
Total (b)	$5.2		$4.2	$3.5	$2.9

(a)Includes three newbuild deliveries during the first quarter of 2022 and one newbuild delivery during the third quarter of 2022.
(b)Forecasted capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Goodwill, ship and trademark fair values
•Booking levels	•Liquidity and credit ratings
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Return to guest cruise operations
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Estimates of ship depreciable lives and residual values
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by COVID-19. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations. The current, and uncertain future, impact of COVID-19, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•Events and conditions around the world, including war and other military actions, such as the current invasion of Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel, have led, and may in the future lead, to a decline in demand for cruises, impacting our operating costs and profitability.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. Forward-looking and other statements in this document may also address our sustainability progress, plans and goals (including climate change and environmental-related matters). In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Revenues
Passenger ticket	$2,595	$303	$4,753	$326
Onboard and other	1,711	243	3,577	295
	4,305	546	8,329	621
Operating Costs and Expenses
Commissions, transportation and other	565	79	1,141	116
Onboard and other	537	72	1,060	94
Payroll and related	563	375	1,601	834
Fuel	668	182	1,577	398
Food	259	52	586	80
Ship and other impairments	—	475	8	524
Other operating	787	381	2,118	786
	3,379	1,616	8,092	2,832
Selling and administrative	625	425	1,774	1,305
Depreciation and amortization	581	562	1,707	1,681
	4,585	2,603	11,573	5,817
Operating Income (Loss)	(279)	(2,057)	(3,244)	(5,196)
Nonoperating Income (Expense)
Interest income	24	3	34	10
Interest expense, net of capitalized interest	(422)	(418)	(1,161)	(1,253)
Gain (loss) on debt extinguishment, net	—	(376)	—	(372)
Other income (expense), net	(81)	(11)	(108)	(87)
	(479)	(802)	(1,235)	(1,702)
Income (Loss) Before Income Taxes	(759)	(2,859)	(4,478)	(6,898)
Income Tax Benefit (Expense), Net	(11)	23	(17)	17
Net Income (Loss)	$(770)	$(2,836)	$(4,495)	$(6,881)
Earnings Per Share
Basic	$(0.65)	$(2.50)	$(3.89)	$(6.14)
Diluted	$(0.65)	$(2.50)	$(3.89)	$(6.14)

Weighted-Average Shares Outstanding - Basic	1,185	1,133	1,154	1,120
Weighted-Average Shares Outstanding - Diluted	1,185	1,133	1,154	1,120

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2022	November 30, 2021
ASSETS
Current Assets
Cash and cash equivalents	$7,071	$8,939
Short term investments	—	200
Trade and other receivables, net	360	246
Inventories	420	356
Prepaid expenses and other	581	392
Total current assets	8,432	10,133
Property and Equipment, Net	38,137	38,107
Operating Lease Right-of-Use Assets, Net	1,163	1,333
Goodwill	579	579
Other Intangibles	1,151	1,181
Other Assets	2,455	2,011
	$51,917	$53,344
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$2,675	$2,790
Current portion of long-term debt	2,877	1,927
Current portion of operating lease liabilities	139	142
Accounts payable	920	797
Accrued liabilities and other	1,873	1,641
Customer deposits	4,470	3,112
Total current liabilities	12,954	10,408
Long-Term Debt	28,518	28,509
Long-Term Operating Lease Liabilities	1,076	1,239
Other Long-Term Liabilities	989	1,043

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 1,243 shares at 2022 and 1,116 shares at 2021 issued	12	11
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2022 and 2021 issued	361	361
Additional paid-in capital	16,626	15,292
Retained earnings	1,868	6,448
Accumulated other comprehensive income (loss)	(2,024)	(1,501)
Treasury stock, 130 shares at 2022 and 2021 of Carnival Corporation and 71 shares at 2022 and 67 shares at 2021 of Carnival plc, at cost	(8,464)	(8,466)
Total shareholders’ equity	8,379	12,144
	$51,917	$53,344

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	August 31, 2022	November 30, 2021
Liquidity	$7,371	$9,378
Debt (current and long-term)	$34,071	$33,226
Customer deposits (current and long-term)	$4,760	$3,508

	Three Months Ended August 31,		Nine Months Ended August 31,
CASH FLOW INFORMATION (in millions)	2022	2021	2022	2021
Cash from (used in) operations	$(344)	$(879)	$(1,553)	$(3,741)
Capital expenditures	$538	$963	$(3,759)	$3,120

STATISTICAL INFORMATION
PCDs (in thousands) (a)	17,700	2,053	36,363	2,219
ALBDs (in thousands) (b)	21,015	3,788	51,004	4,405
Occupancy percentage (c)	84%	54%	71%	50%
Passengers carried (in thousands)	2,571	340	5,233	372
Fuel consumption in metric tons (in thousands)	701	344	1,899	852
Fuel consumption in metric tons per thousand ALBDs	33	(d)	37	(d)
Fuel cost per metric ton consumed	$958	$537	$836	$472
Currencies (USD to 1)
AUD	$0.70	$0.75	$0.71	$0.76
CAD	$0.78	$0.80	$0.78	$0.80
EUR	$1.03	$1.19	$1.08	$1.20
GBP	$1.21	$1.39	$1.28	$1.38

The resumption of guest cruise operations has impacted the comparability of all aspects of the company’s business.

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

(d)Fuel consumption in metric tons per thousand ALBDs for 2021 is not meaningful.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Data in the below table is compared against 2019 as it is the most recent year of full operations since 2021 and 2020 were impacted by the pause and resumption of guest cruise operations.

Consolidated cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBD as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(dollars in millions, except costs per ALBD)	2022	2022 Constant Currency	2019	2022	2022 Constant Currency	2019
Operating costs and expenses	$3,379		$3,532	$8,092		$9,833
Selling and administrative expenses	625		563	1,774		1,813
Tour and other expenses	(100)		(117)	(169)		(220)
Cruise costs	3,904		3,978	9,697		11,426
Less
Commissions, transportation and other	(565)		(803)	(1,141)		(2,125)
Onboard and other	(537)		(668)	(1,060)		(1,620)
Gains (losses) on ship sales and impairments	—		(3)	(1)		11
Restructuring expenses	(1)		—	(2)		—
Other	—		(23)	—		(43)
Adjusted cruise costs	2,801		2,480	7,492		7,648
Less fuel	(668)		(401)	(1,577)		(1,204)
Adjusted cruise costs excluding fuel	$2,133	$2,182	$2,079	$5,914	$5,986	$6,444
ALBDs (in thousands)	21,015	21,015	22,727	51,004	51,004	65,671

Cruise costs per ALBD	$185.77		$175.01	$190.12		$173.98
% increase (decrease) vs 2019	6%			9%
Adjusted cruise costs per ALBD	$133.28		$109.12	$146.89		$116.46
% increase (decrease) vs 2019	22%			26%
Adjusted cruise costs excluding fuel per ALBD	$101.51	$103.85	$91.49	$115.96	$117.37	$98.12
% increase (decrease) vs 2019	11%	14%		18%	20%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended
(in millions)	August 31, 2022	May 31, 2022
Net income (loss)
U.S. GAAP net income (loss)	$(770)	$(1,834)
(Gains) losses on ship sales and impairments	—	(5)
(Gains) losses on debt extinguishment, net	—	—
Restructuring expenses	—	1
Other	82	(29)
Adjusted net income (loss)	$(688)	$(1,867)
Interest expense, net of capitalized interest	422	370
Interest income	(24)	(6)
Income tax (expense), benefit	11	3
Depreciation and amortization	581	572
Adjusted EBITDA	$303	$(928)

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions)	2022	2021	2022	2021
Net income (loss)
U.S. GAAP net income (loss)	$(770)	$(2,836)	$(4,495)	$(6,881)
(Gains) losses on ship sales and impairments	—	472	1	510
(Gains) losses on debt extinguishment, net	—	376	—	372
Restructuring expenses	—	2	2	5
Other	82	—	53	17
Adjusted net income (loss)	$(688)	$(1,986)	$(4,439)	$(5,976)
Interest expense, net of capitalized interest	422	418	1,161	1,253
Interest income	(24)	(3)	(34)	(10)
Income tax (expense), benefit	11	(23)	17	(17)
Depreciation and amortization	581	562	1,707	1,681
Adjusted EBITDA	$303	$(1,033)	$(1,588)	$(3,069)
Non-GAAP Financial Measures

We use adjusted net income (loss) and adjusted EBITDA as non-GAAP financial measures of the company’s financial performance. We use adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD as non-GAAP financial measures of our cruise segments’ financial performance. These non-GAAP financial measures are provided along with U.S. GAAP cruise costs per ALBD and U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items as additional information to investors.

We believe that the presentation of adjusted EBITDA provides additional information to investors about our operating profitability by excluding certain gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our cost performance as a supplement to our U.S. GAAP consolidated financial statements. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees, as well as fuel expense to calculate adjusted cruise costs without fuel. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2022 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.